Exhibit 21

SUBSIDIARIES OF SUMMIT MATERIALS, INC.

SUBSIDIARIES OF SUMMIT MATERIALS, LLC

(as of February 19, 2016)

Name	Jurisdiction of Incorporation or Organization
Alleyton Resource Company, LLC	Delaware
Austin Materials, LLC	Delaware
Buckhorn Materials, LLC	South Carolina
Colorado County Sand & Gravel Co., L.L.C.	Texas
Con-Agg of MO, L.L.C.	Missouri
Concrete Supply of Topeka, Inc.	Kansas
Continental Cement Company, L.L.C.	Delaware
Cornejo & Sons, L.L.C.	Kansas
Hamm, Inc.	Kansas
Hinkle Contracting Company LLC	Kentucky
Industrial Asphalt, LLC	Texas
Kilgore Companies, LLC	Delaware
Mainland Sand & Gravel ULC	British Columbia
Penny’s Concrete and Ready Mix, L.L.C.	Kansas
RK Hall, LLC	Delaware
SCS Materials, LLC	Texas
Summit Materials Corporations I, Inc.	Delaware
Summit Materials Finance Corp.	Delaware
Summit Materials Holdings, LLC(1)	Delaware
Summit Materials Holdings II, LLC	Delaware
Summit Materials Holdings L.P.(1)	Delaware
Summit Materials Intermediate Holdings, LLC(1)	Delaware
Summit Materials International, LLC	Delaware
Summit Materials, LLC(1)	Delaware
Troy Vines, Incorporated	Texas
Alleyton Resource Company, LLC	Delaware
Alleyton Services Company, LLC	Delaware
Austin Materials, LLC	Delaware

(1)	Subsidiary of Summit Materials, Inc. but not of Summit Materials, LLC.